SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1(b), (c) AND (d) AND

AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No. 3)

VIASYSTEMS GROUP, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92553H803

(CUSIP Number)

May 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92553H803

1	Name of reporting person: Hicks, Muse Fund III Incorporated
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) CO

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: Hicks Muse GP Partners III, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM3/GP Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: Hicks, Muse, Tate & Furst Equity Fund III, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM3 Coinvestors, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: Hicks, Muse (1999) Fund IV, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) OO

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: Hicks, Muse GP (1999) Partners IV, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM4/GP (1999) Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HMTF Equity Fund IV (1999), L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HMTF Private Equity Fund IV (1999), L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM 4-P (1999) Coinvestors, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM 4-EQ (1999) Coinvestors, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM Legacy LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) OO

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM GP Partners IV Cayman, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: HM Equity Fund IV/GP Partners (1999), C.V.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Netherlands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: Hicks, Muse PG - IV (1999), C.V.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Netherlands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) PN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: John R. Muse
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) IN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

CUSIP No. 92553H803

1	Name of reporting person: Andrew S. Rosen
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0*
	6	Shared voting power 0*
	7	Sole dispositive power 0*
	8	Shared dispositive power 0*
9	Aggregate amount beneficially owned by each reporting person 0*
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0.0%*
12	Type of reporting person (see instructions) IN

*	SEE ITEM 4 ON THE FOLLOWING PAGES

Item 1.	NAME OF ISSUER AND ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

(a) – (b) This statement on Schedule 13G (this “Schedule 13G”) is being filed with respect to shares of common stock, par value $0.01 per share (“Common Stock”), of Viasystems Group, Inc., a Delaware corporation (the “Issuer”). The address of the principal executive offices of the Issuer is 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105.

Item 2.	NAME OF PERSON FILING

(a)	Name of Person Filing:

This Schedule 13G is being filed by each of:

Hicks, Muse Fund III Incorporated (“Fund III Incorporated”)

Hicks Muse GP Partners III, L.P. (“GP Partners III”)

HM3/GP Partners, L.P. (“HM3”)

Hicks, Muse, Tate & Furst Equity Fund III, L.P. (“Equity Fund III”)

HM3 Coinvestors, L.P. (“HM3 Coinvestors”)

Hicks, Muse (1999) Fund IV, LLC (“Fund IV LLC”)

Hicks, Muse GP (1999) Partners IV, L.P. (“GP Partners IV”)

HM4/GP (1999) Partners, L.P. (“HM4”)

HMTF Equity Fund IV (1999), L.P. (“Equity Fund IV”)

HMTF Private Equity Fund IV (1999), L.P. (“Private Equity Fund IV”)

HM 4-P (1999) Coinvestors, L.P. (“HM 4-P”)

HM 4-EQ (1999) Coinvestors, L.P. (“EQ Coinvestors”)

HM Legacy LLC (“HM Legacy”) (formerly known as HM Fund IV Cayman LLC)

HM GP Partners IV Cayman, L.P. (“Partners IV Cayman”)

HM Equity Fund IV/GP Partners (1999), C.V. (“HM IV CV”)

Hicks, Muse PG - IV (1999), C.V. (“PG-IV”)

John R. Muse (“Mr. Muse”)

Andrew S. Rosen (“Mr. Rosen”)

Fund III Incorporated, GP Partners III, HM3, Equity Fund III, HM3 Coinvestors, Fund IV LLC, GP Partners IV, HM 4, Equity Fund IV, Private Equity Fund IV, HM 4-P, EQ Coinvestors, HM Legacy, Partners IV Cayman, HM IV CV, PG-IV, Mr. Muse and Mr. Rosen are referred to herein collectively as the “Reporting Persons.”

(b)	Address of Principal Business Office of each of the Reporting Persons:

2100 McKinney Avenue, Suite 1600

Dallas, Texas 75201

(c)	Citizenship of Each of the Reporting Persons:

Fund III Incorporated: Texas

GP Partners III: Texas

HM3: Texas

Equity Fund III: Delaware

HM3 Coinvestors: Texas

Fund IV LLC: Texas

GP Partners IV: Texas

HM4: Texas

Equity Fund IV: Texas

Private Equity Fund IV: Texas

HM 4-P: Texas

EQ Coinvestors: Texas

HM Legacy: Cayman Islands

Partners IV Cayman: Cayman Islands

HM IV CV: Netherlands

PG-IV: Netherlands

Mr. Muse: United States

Mr. Rosen: United States

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

(e)	CUSIP Number:

92553H803

Item 4.	OWNERSHIP

(a) - (b) Each of the Reporting Persons beneficially owns zero shares of Common Stock, which constitute 0% of the total Common Stock outstanding.

(c) The number of shares of Common Stock to which each Reporting Person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition: 0

(iv)	Shared power to dispose or to direct the disposition: 0

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HICKS, MUSE FUND III INCORPORATED

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HICKS MUSE GP PARTNERS III, L.P.

	By:	Hicks, Muse Fund III Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM3/GP PARTNERS, L.P.

	By:	Hicks, Muse GP Partners III, L.P.,
its general partner

	By:	Hicks, Muse Fund III Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

	By:	HM3/GP Partners, L.P.,
its general partner

	By:	Hicks, Muse GP Partners III, L.P.,
its general partner

	By:	Hicks, Muse Fund III Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM3 COINVESTORS, L.P.

	By:	Hicks Muse GP Partners III, L.P.,
its general partner

	By:	Hicks, Muse Fund III Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HICKS, MUSE (1999) FUND IV, LLC

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HICKS, MUSE GP (1999) PARTNERS IV, L.P.

	By:	Hicks, Muse (1999) Fund IV, LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM4/GP (1999) PARTNERS, L.P.

	By:	Hicks, Muse GP (1999) Partners IV, L.P.,
its general partner

	By:	Hicks, Muse (1999) Fund IV, LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HMTF EQUITY FUND IV (1999), L.P.

	By:	HM4/GP (1999) Partners, L.P.,
its general partner

	By:	Hicks, Muse GP (1999) Partners IV, L.P.,
its general partner

	By:	Hicks, Muse (1999) Fund IV, LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HMTF PRIVATE EQUITY FUND IV (1999), L.P.

	By:	HM4/GP (1999) Partners, L.P.,
its general partner

	By:	Hicks, Muse GP (1999) Partners IV, L.P.,
its general partner

	By:	Hicks, Muse (1999) Fund IV, LLC
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM 4-P (1999) COINVESTORS, L.P.

	By:	Hicks, Muse GP (1999) Partners IV, L.P.,
its general partner

	By:	Hicks, Muse (1999) Fund IV, LLC
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM 4-EQ (1999) COINVESTORS, L.P.

	By:	Hicks, Muse GP (1999) Partners IV, L.P.,
its general partner

	By:	Hicks, Muse (1999) Fund IV, LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM LEGACY LLC

	By:	/s/ David W. Knickel
David W. Knickel
Executive Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM GP PARTNERS IV CAYMAN, L.P.

	By:	HM Legacy LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Executive Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HM EQUITY FUND IV/GP PARTNERS (1999), C.V.

	By:	HM GP Partners IV Cayman, L.P.,
its general partner

	By:	HM Legacy LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Executive Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015	HICKS, MUSE PG-IV (1999), C.V.

	By:	HM Equity Fund IV/GP Partners (1999), C.V.,
its general partner

	By:	HM GP Partners IV Cayman, L.P.,
its general partner

	By:	HM Legacy LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Executive Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015

/s/ David W. Knickel

John R. Muse (By David W. Knickel, Attorney-in-Fact, pursuant to the Power of Attorney, dated December 23, 2014, filed with the Securities and Exchange Commission as Exhibit 24 to Form 3 filed by Mr. Muse on December 29, 2014)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 4, 2015

/s/ David W. Knickel

Andrew S. Rosen (By David W. Knickel, Attorney-in-Fact, pursuant to the Power of Attorney, dated December 22, 2014, filed with the Securities Exchange Commission as Exhibit 2 to Schedule 13D filed by Hicks, Muse Fund III Incorporated on December 29, 2014)